Exhibit 99.1

NovaDel Reports Financial Results for Third Quarter 2011

Bridgewater, NJ – November 1, 2011 - NovaDel Pharma Inc. (OTCBB: NVDL), a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products, today reported financial results for the quarter ended September 30, 2011.  As of September 30, 2011, NovaDel’s cash and cash equivalents were $0.4 million.

Revenue totaled $0.1 million and $0.4 million for the three and nine months ended September 30, 2011, respectively, compared to $0.1 million and $0.3 million for the three and nine months ended September 30, 2010, respectively.  Operating expenses were $0.9 million and $3.3 million for the three and nine months ended September 30, 2011, respectively, compared to $1.6 million and $4.4 million for the three and nine months ended September 30, 2010, respectively.  Total other income (expense) was $2.0 million and ($3.5) million for the three and nine months ended September 30, 2011, respectively, compared to $0.2 million and $0.4 million for the three and nine months ended September 30, 2010, respectively.  Net income (loss) was $1.2 million, or $0.01 per share, and ($6.4) million, or ($0.05) per share, for the three and nine months ended September 30, 2011, respectively, compared to ($1.3) million, or ($0.01) per share, and ($3.7) million, or ($0.04) per share, for the three and nine months ended September 30, 2010, respectively.

Our current and anticipated cash and cash equivalents are expected to fund our operations through December 31, 2011. The Company is actively seeking additional funding through equity financing, strategic alternatives or similar transactions. There can be no assurance that we will be able to obtain additional funding.

About NovaDel Pharma

NovaDel Pharma Inc. is a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products.  The Company’s patented oral spray drug delivery technology seeks to improve the efficacy, safety, patient compliance, and patient convenience for a broad range of prescription pharmaceuticals.  NovaDel has two marketed products that have been approved by the FDA:  NitroMist® for the treatment of angina, and Zolpimist® for the treatment of insomnia.  NovaDel’s leading product candidate, Duromist®, is being developed for the treatment of erectile dysfunction.  The Company also has product candidates that target nausea, migraine headache and disorders of the central nervous system.  NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTCBB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to successfully commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its development programs and operations, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.

In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements. If we are unsuccessful in securing funding, we will likely file for bankruptcy.

Contacts:

Steven B. Ratoff
(908) 203-4640
Chairman, Chief Executive Officer and Interim Chief Financial Officer
NovaDel Pharma Inc.
sratoff@novadel.com

NovaDel Pharma Inc.
Condensed Balance Sheets

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$429,000	$900,000
Receivables	—	744,000
Prepaid expenses and other current assets	70,000	346,000
Total current assets	499,000	1,990,000

Property and equipment, net	144,000	221,000
Other assets	7,000	7,000

Total assets	$650,000	$2,218,000

Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable	$339,000	$356,000
Accrued expenses and other current liabilities	172,000	146,000
Derivative liability	1,744,000	611,000
Current portion of deferred revenue	259,000	3,259,000
Total current liabilities	2,514,000	4,372,000

Non-current portion of deferred revenue	6,495,000	3,689,000
Total liabilities	9,009,000	8,061,000

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.001 par value, 750,000,000 shares authorized, 134,890,615 and 98,681,029 shares issued at June 30, 2011 and December 31, 2010, respectively	135,000	99,000
Additional paid-in capital	83,369,000	79,496,000
Accumulated deficit	(91,857,000)	(85,432,000)
Treasury stock, at cost, 3,012 shares	(6,000)	(6,000)
Total stockholders’ deficiency	(8,359,000)	(5,843,000)

Total liabilities and stockholders’ deficiency	$650,000	$2,218,000

NovaDel Pharma Inc.
Condensed Statements of Operations

 (Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue
Royalties	$50,000	$—	$177,000	$—
Milestone fees	—	—	—	62,000
License fees	65,000	66,000	195,000	199,000
Total revenue	115,000	66,000	372,000	261,000

Operating expenses
Research and development	357,000	1,011,000	1,389,000	2,017,000
General and administrative	565,000	578,000	1,950,000	2,365,000
Total operating expenses	922,000	1,589,000	3,339,000	4,382,000

Loss from operations	(807,000)	(1,523,000)	(2,967,000)	(4,121,000)

Other income (expense):
Change in derivative liability	1,979,000	210,000	5,663,000	391,000
Change in conversion feature liability	—	—	27,000	—
Interest expense	—	—	(9,148,000)	(1,000)
Interest income	—	1,000	—	1,000
Total other income (expense)	1,979,000	211,000	(3,458,000)	391,000

Net income (loss)	$1,172,000	$(1,312,000)	$(6,425,000)	$(3,730,000)

Basic and diluted earnings (loss) per common share	$0.01	$(0.01)	$(0.05)	$(0.04)

Weighted average common shares outstanding – basic	134,628,658	97,918,458	122,252,393	94,786,590

Weighted average common shares outstanding - diluted	141,903,070	97,918,458	122,252,393	94,786,590